Exhibit 10.9

CRYSTAL DECISIONS, INC.
a Delaware Corporation
895 Emerson Street, Palo Alto, California 94301
OEM LICENSE AGREEMENT

This Agreement (the “Agreement”) is made as of this 29th day of June, 2001 (the “Effective Date”) between Crystal Decisions, Inc. (“Crystal Decisions”), a Delaware corporation, with an office at 895 Emerson Street, Palo Alto, CA 94301 and Lawson Software (“OEM”), a Delaware corporation, with an office at 380 St. Peter Street, St. Paul, MN 55102 with reference to the following facts:

A.               Crystal Decisions has developed and is the owner of certain business intelligence software products. OEM is a manufacturer and/or reseller of certain computer hardware and/or software products.

B.                 OEM wishes to obtain from Crystal Decisions the right to market and distribute Crystal Decisions’ software products with OEM’s products, on the terms and conditions set forth in this Agreement:

NOW, THEREFORE, the parties hereby agree as follows:

1.      DEFINITIONS

As used in this Agreement, the following terms shall have the following meanings:

1.1                  “ASP Services” means services that are provided by OEM using the Crystal Decisions Products, including granting remote access to Crystal Decisions Software client and server products via a private network, Virtual Private Network (VPN) or/and the Internet and providing administration, installation, redundancy, back-up and technical support services as they apply to the deployment and management of Crystal Decisions Software products.

1.2                  “Bundled Products” shall mean Crystal Decisions Products only in combination with OEM Products sold to customers Sublicensees as single packages.

1.3                  “Crystal Decisions Products” shall mean, collectively, the object code versions of the software programs identified in Exhibit A attached hereto, along with the Documentation, if applicable, as well as any modifications, enhancements, and/or derivative works thereof as may be provided by Crystal Decisions under the terms of this Agreement.

1.4                  “Documentation” shall mean the user manuals, instructions, and other written materials made available by Crystal Decisions in printed or electronic format to assist in the use of the Crystal Decisions Products.

1.5                  “End User License” shall mean a license agreement between OEM and any end user to whom OEM sublicenses any Crystal Decisions Product.

1.6                  “Master Copy” shall mean an original copy of a Crystal Decisions Product on appropriate media for use by OEM for internal purposes only in accordance with the terms hereof. A Master Copy shall be considered Confidential Information.

1.7                  “OEM Products” shall mean the computer hardware and/or software products which are identified on Exhibit B attached hereto.

1.8                  “Prepackaged Copy” shall mean a copy of a Crystal Decisions Product which is packaged by Crystal Decisions before delivery to OEM, for resale by OEM in accordance with the terms hereof.

1.9                  “Sublicensee” shall mean the end user entity to which the Bundled Products are sublicensed and distributed by OEM.

1.10            “Trademarks” includes Crystal Decisions’ trademarks, service marks, trade names, and service names.

Other defined terms shall have the meanings set forth herein.

2.      GRANT OF RIGHTS

2.1                  Grant of License. Subject to the terms and conditions of this Agreement, Crystal Decisions hereby grants OEM during the term of this Agreement a nonexclusive, nontransferable, worldwide limited license to: (a) reproduce, market, and directly or indirectly distribute and sublicense Crystal Decisions Products to OEM’s customers (the “OEM License”), or (b) to use the Crystal Decisions Products to provide ASP Services as part of OEM Products (the “ASP License”); but only in accordance with the terms herein.

2.2      OEM Election.

(a)              OEM shall elect, by purchase order or other written notice to Crystal Decisions, whether to exercise its rights hereunder by using a Master Copy, or by distributing Prepackaged Copies, or by some specified combination of both such means.

(b)             If OEM elects to use a Master Copy, Crystal Decisions shall deliver a Master Copy to OEM for each Crystal Decisions Product for which a Master Copy is ordered.   OEM shall safeguard all Master Copies and may use them only to reproduce Crystal Decisions Products at locations approved by Crystal Decisions in writing, for resale in accordance herewith. OEM shall package all such copies made from Master Copies, with its related Documentation, the End User License, and/or other Crystal Decisions materials and Trademarks, according to such requirements as Crystal Decisions may prescribe.

(c)              If OEM elects to distribute Prepackaged Copies, Crystal Decisions shall sell and deliver such Copies to OEM for resale herein.  OEM may not open, modify, or reproduce any Prepackaged Copy or its contents, including without limitation Crystal Decisions’ end user license and registration card included in each package.

2.3                  Bundled Products. OEM may market, distribute and sublicense Crystal Decisions Products ONLY (I) as part of Bundled Products, or (2) to Sublicensees of OEM Products.   The End User Licenses for the Bundled Products shall permit the Sublicensee’s use of the Crystal Decisions Products only with the OEM products and the data related specifically to the OEM Products. OEM shall cause all distributors, resellers, and others to whom it licenses Bundled Products (other than end users) to distribute and resell them only as Bundled Product’s.

2.4                  Ownership of Software.  OEM acknowledges that the software programs embodied in the Crystal Decisions Products are and shall remain the sole and exclusive property of Crystal Decisions.

3.      GENERAL OBLIGATIONS OF OEM

3.1                  End User Licenses. As to each Crystal Decisions Product which OEM (a) markers, distributes or sublicensee or (b) utilizes to provide ASP Services in accordance with the terms and conditions of this Agreement, OEM shall secure the Sublicensee’s signature to an End User License which provides that the Sublicensee may use the Crystal Decisions Products only under license terms and conditions which include, at a minimum and as applicable, those set forth in Exhibit D attached hereto.

3.2                  Crystal Decisions’ Trademarks. Except to any extent which may be expressly authorized under terms set forth in Exhibit F hereto, OEM shall not remove, delete or in any manner alter the Trademarks or other intellectual property rights notices of Crystal Decisions and Crystal Decisions’ suppliers, if any, appearing on the Crystal Decisions Products as delivered to OEM.  As a condition of the license rights granted to OEM in this Agreement, OEM shall reproduce and display such Trademarks and notices on each copy of Crystal Decisions Products. If OEM adopts and uses its own trademarks to identify the Bundled Products, it shall state in all marketing, advertising, and packaging materials that the Crystal Decisions Products are the technology of Crystal Decisions.  OEM shall cooperate fully with Crystal Decisions in the defense and protection of the Trademarks, and shall promptly advise Crystal Decisions of the use of any mark infringing any of the Trademarks.

3.3                  Marketing.  OEM shall make no representations or warranties concerning the Crystal Decisions Products on behalf of Crystal Decisions except as Crystal Decisions may itself provide or approve in writing.

3.4                  OEM’s Business Practices. OEM shall (a) comply with all applicable laws and regulations, (b) avoid deceptive, misleading or unethical practices, and (c) conduct business in a manner that reflects favorably at all times on the Crystal Decisions Products and Crystal Decisions’ goodwill and reputation.

3.5                  Security.  OEM shall at all times use its best efforts to maintain the security of any Crystal Decisions Product

3.6                  Distribution Through OEM Channel.  OEM may license Bundled Products to its distributors and resellers provided that: (1) Any such distributor or reseller may only license the Bundled Product to end users and its affiliate resellers (for the affiliate resellers’ purposes of sublicensing Crystal Decisions Products to affiliate resellers’ end users); (2) OEM must cause the distributor or reseller or affiliate reseller to enter into a written executed agreement (“Distributor Agreement”) binding such distributor or reseller or affiliate reseller to terms and conditions substantially similar to those in this Agreement; (3) Crystal Decisions shall be named an intended third party beneficiary of each such Distributor Agreement with rights to enforce such Distributor Agreement if OEM fails to so enforce such Distributor Agreement; and (4) OEM shall defend, indemnify and hold Crystal Decisions and its affiliated companies harmless from any and all claims by any other party (including reasonable attorney’s fees and costs of litigation) resulting from OEM’s failure to comply with this Section 3.7 or a distributor or reseller’s or affiliate reseller’s breach of the Distributor Agreement.

4.      PAYMENTS, DELIVERY, TAXES

4.1                  Orders, Payments and Payment Terms.  OEM shall order Crystal Decisions Products according to Crystal Decisions’ standard procedures, and shall pay Crystal Decisions the payments and fees pursuant to the terms and conditions set forth in Exhibit E.

4.2                  Taxes and Costs.  All amounts payable hereunder are exclusive of all sales, use, value-added, withholding and other taxes and duties except any tax on Crystal Decisions’ net income. OEM shall pay all shipping and transportation charges, taxes, duties and other fees imposed on product purchases and sales hereunder.   In the event Crystal Decisions pays any such amounts, OEM shall reimburse Crystal Decisions and they shall be added to the invoiced amounts as separate charges.

5.      REPORTS AND AUDITS

5.1                  Payment Reports.  Within twenty-five (25) days after the close of each month, OEM will deliver to Crystal Decisions a report (the “Monthly Report”) which will provide all information, related to sublicenses executed during the previous month, reasonably required by Crystal Decisions for computation and/or confirmation of the payments, if any, due or credited to Crystal Decisions for such month. Such Monthly Report shall include Sublicensees’ names, addresses and the Products sublicensed.

5.2                  Audits.   During the term of this Agreement and for three (3) years after termination or expiration, OEM will maintain complete records regarding its distribution and sublicensing of the Crystal Decisions Products to each of its Sublicensees. Upon reasonable notice to OEM Crystal Decisions may audit, at Crystal Decisions’ expense, OEM’s books and records to determine OEM’s compliance hereunder. In the event any such audit reveals that OEM has knowingly underpaid Crystal Decisions by an amount greater than five percent (5% ) of the amounts due Crystal Decisions in the period being audited, or that OEM has knowingly breached any material obligation hereunder, then, in addition to such other remedies as Crystal Decisions may have, OEM shall pay or reimburse to Crystal Decisions the reasonable cost of the audit.

6.      MAINTENANCE AND SUPPORT

6.1                  Customer Support By Crystal Decisions.  Sublicensees shall be entitled to the same technical support services, which may include fees, that Crystal Decisions makes available to its own end-user customers.

6.2                  Crystal Decisions’ Support.  OEM will designate five of its employees as its technical contact people, to whom Crystal Decisions will provide technical support for Crystal Decisions Products by telephone free of charge.

7.      REPRESENTATIONS AND WARRANTIES

7.1                  OEM Warranties.  OEM represents and warrants that:  (a) OEM has the unrestricted right and authority to enter into and perform this Agreement, (b) no consent of any other person or entity is needed to market and distribute the OEM Products, in combination with the Crystal Decisions Products, as contemplated hereunder, and (c) its combination of the Crystal Decisions Products and the OEM Products in a Bundled Product does not and will not violate any applicable laws, including without limitation any applicable competition or antitrust laws.

7.2                  Crystal Decisions Warranties and Limited Warranties.  Crystal Decisions represents and warrants that: (a) Crystal Decisions has the unrestricted right and authority to enter into and perform this Agreement, (b) no consent of any other person or entity is needed to market and distribute the Crystal Decisions Products as contemplated hereunder, and (c) the

Crystal Decisions Products do not and will not violate any applicable laws, including without limitation any applicable competition or antitrust laws. Crystal Decisions warrants to OEM that during the ninety (90) days following the delivery of any Master Copy to OEM or the delivery of any Prepackaged Copy to an end user, as applicable: (a) the Crystal Decisions Products will perform substantially in accordance with Crystal Decisions’ applicable product documentation in all material respects; and (b) the storage media containing the Crystal Decisions Products will be free from defects in materials and workmanship. In the event the Crystal Decisions Products or storage media fail to conform to such warranty, as OEM’s sole and exclusive remedy for such failure Crystal Decisions will, at Crystal Decisions’ option and without charge to OEM, repair or replace such Crystal Decisions Products or storage media, provided the nonconforming item is returned to Crystal Decisions within such warranty period.

7.3                  DISCLAIMER.  EXCEPT AS SET FORTH IN WRITING IN THIS AGREEMENT, CRYSTAL DECISIONS MAKES NO PERFORMANCE REPRESENTATIONS, WARRANTIES, OR GUARANTEES, EITHER EXPRESS OR IMPLIED, ORAL OR WRITTEN, WITH RESPECT TO THE CRYSTAL DECISIONS PRODUCTS AND ANY SERVICES COVERED BY OR FURNISHED PURSUANT TO THIS AGREEMENT, INCLUDING WITHOUT LIMITATION ANY IMPLIED WARRANTY (A) OF MERCHANTABILITY, (B) OF FITNESS FOR A PARTICULAR PURPOSE, (C) ARISING FROM COURSE OF PERFORMANCE, COURSE OF DEALING, OR USAGE OF TRADE, OR (D) OF NON-INFRINGEMENT OF THIRD PARTY RIGHTS.

8.      CRYSTAL DECISIONS’S INTELLECTUAL PROPERTY

8.1                  Limited Rights.  OEM shall not acquire any right to any of Crystal Decisions’ Trademarks, or-its copyrights, patents, trade secrets, commercial symbols, goodwill, or other form of Crystal Decisions’ intellectual or commercial property.  OEM shall use Crystal Decisions’ Trademarks only as set forth in this Agreement.  Crystal Decisions may from time to time discontinue or modify its Trademarks, add new Trademarks, and revise these instructions, or those set forth elsewhere in this Agreement, to protect the standards of quality established for Crystal Decisions’ goods and services marketed and/or licensed under its Trademarks.

8.2                  Protection of Trademarks.  Crystal Decisions shall have sole and exclusive right to protect and defend the Trademarks, at its sole cost and expense. Except as specifically provided in Section 9.1, Crystal Decisions shall not be liable to OEM for any loss or damage suffered by OEM as a result of the use of the Trademarks, any litigation or proceeding involving the Trademarks, or any failure by Crystal Decisions to protect or defend the Trademarks.

8.3                  Modifications.  Except as may be expressly provided in this Agreement, OEM shall not copy, modify, enhance, or make derivative works of the Crystal Decisions Products. However, in no event shall OEM remove or alter the provision for an electronic registration capture screen which will appear when any end user first accesses the Crystal Decisions Products. Any copies, modifications, enhancements and derivative works shall belong to Crystal Decisions and OEM hereby assigns all rights in them (including moral rights) to Crystal Decisions.

8.4                  Reverse Engineering, Source Code.  OEM shall not reverse engineer or decompile any Crystal Decisions Products.   Oem shall have the right to become a beneficiary to an escrow agreement (“Escrow Agreement) between Crystal Decisions and its escrow service, A copy of the Escrow Agreement will be provided to OEM upon request and will be incorporated by reference into this Agreement when OEM executes an additional beneficiary form pursuant to the Escrow Agreement. Oem agrees to pay (a) the initial fees related to the setup of OEM’s account with the escrow service, and (b) the annual renewal fees related to such account.

8.5                  Confidential Information.

(a)              As used herein, “Confidential Information” shall mean all information concerning either party (the “Disclosing Party”) to which the other party (the “Receiving Party”) is provided access by virtue of this Agreement or its activities hereunder, including without limitation source code, technical data, sales information, quantity and kind of Crystal Decisions Products or OEM Products marketed or sold, prices and methods of pricing, marketing techniques and plans, returns, unannounced products, product and process information, and such other information which, if disclosed to others, might be competitively detrimental to the Disclosing Party. Confidential Information shall not include any information which has been publicly disseminated in writing by the Disclosing Party, which the Receiving Party can show it knew prior to the Disclosing Party’s disclosure hereunder, or which is rightfully received by the Receiving Party form a third party without restriction.

(b)             During the term hereof and at all times thereafter, the Receiving Party shall maintain the Confidential Information of the Disclosing Party in strictest confidence, shall not disclose it to any third party, and shall use it only as necessary to perform hereunder. The Receiving Party shall cause each of its officers, directors, employees, and agents to restrict disclosure and use of such Confidential Information in like fashion, and shall be responsible for any wrongful disclosure or use by any of them.

(c)              In the event any court or other authority orders the Receiving Party to disclose any Confidential Information of the Disclosing Party, the Receiving Party shall use its best efforts to protect its confidentiality and shall forthwith notify the Disclosing Party thereof to enable it to do likewise. At the termination of this Agreement, the Receiving Party shall promptly return all tangible Confidential Information to the Disclosing Party.

9.      INDEMNIFICATION

9.1                  Infringement Claims.  If an action is brought against OEM claiming that Crystal Decisions Products or any part thereof infringes any Canadian or United States patent, copyright or trade secret rights of a third party, or that any authorized trademark use infringes any Canadian or United States trademark rights of a third party, Crystal Decisions shall defend OEM at Crystal Decisions’ expense and shall pay the damages and costs finally awarded against OEM in the action, but only if (a) OEM notifies Crystal Decisions promptly upon learning that the claim might be asserted, (b) Crystal Decisions has sole control over the defense of the claim and any negotiation for its settlement or compromise, and (c) OEM takes no action that, in Crystal Decisions’ reasonable judgment, impairs Crystal Decisions’ defense of the claim.

9.2                  Crystal Decisions’ Options.  If OEM’s use of any Crystal Decisions Product is enjoined, or if Crystal Decisions wishes to minimize its liability hereunder, Crystal Decisions may, at its option and expense, and as a complete remedy to OEM, either (a) substitute equivalent non-infringing software for the infringing item, (b) modify the infringing item so that it no longer infringes but remains functionally equivalent, (c) obtain for OEM the right to continue marketing and sublicensing such item, or (d) if none of the foregoing is reasonably feasible, accept a return of the Crystal Decisions Products which are subject to the injunction and refund to OEM the amounts paid by OEM to Crystal Decisions with respect to those copies which are returned, less reasonable straight-line depreciation (based on the useful life of the Crystal Decisions Product), plus shipping costs paid by OEM. The indemnity in Section 9.1 will not apply if and to the extent that the infringement claim results from (a) a correction or modification of the Crystal Decisions Products not provided by Crystal Decisions, (b) a failure to promptly install an update provided by Crystal Decisions, or (c) the combination of the Crystal Decisions Products with other software not previously approved by Crystal Decisions.

9.3                  LIMIT.  THE FOREGOING STATES THE ENTIRE LIABILITY AND OBLIGATION OF CRYSTAL DECISIONS WITH RESPECT TO INFRINGEMENT OR CLAIMS OF INFRINGEMENT, BY THE CRYSTAL DECISIONS PRODUCTS, OF ANY PATENT, COPYRIGHT, TRADE SECRET OR OTHER INTELLECTUAL PROPERTY RIGHT.

9.4                  Indemnification by OEM. OEM shall defend, indemnify and hold Crystal Decisions and its affiliated companies harmless from any and all awards (including reasonable attorneys’ fees and costs of litigation) by courts of competent jurisdiction resulting from claims by any other party resulting from OEM’s own breaches, acts, omissions or misrepresentations, including but not limited to OEM’s combining (or its authorizing others to combine) the Crystal Decisions Products with any products not previously approved by Crystal Decisions.

10.    LIMITATION OF LIABILITY

EXCEPT AS EXPRESSLY PROVIDED TO THE CONTRARY IN SECTION 9, THE LIABILITY OF CRYSTAL DECISIONS AND ITS AFFILIATED ENTITIES UNDER THIS AGREEMENT TO OEM, REGARDLESS OF THE BASIS OF LIABILITY OR THE FORM OF ACTION, SHALL IN NO EVENT EXCEED THE TOTAL AMOUNTS PAID TO CRYSTAL DECISIONS BY OEM, NET OF ALL DISCOUNTS, REBATES, AND REFUNDS, FOR THE CRYSTAL DECISIONS PRODUCTS DIRECTLY CAUSING THE LIABILITY. IN NO EVENT SHALL CRYSTAL DECISIONS OR ITS AFFILIATED ENTITIES BE LIABLE FOR COSTS OF PROCUREMENT OF SUBSTITUTE GOODS BY ANYONE, OR FOR INDIRECT, SPECIAL, INCIDENTAL, CONSEQUENTIAL, OR OTHER DAMAGES, HOWEVER CAUSED, WHETHER FOR BREACH OF CONTRACT, NEGLIGENCE OR OTHERWISE, AND WHETHER OR NOT CRYSTAL DECISIONS HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. THE ESSENTIAL PURPOSE OF THIS SECTION IS TO LIMIT THE POTENTIAL LIABILITY OF CRYSTAL DECISIONS AND ITS AFFILIATED ENTITIES ARISING OUT OF THIS AGREEMENT.

11.    TERMS AND TERMINATION

11.1            Term.  The term of this Agreement shall commence on the Effective Date hereof and shall expire on August 31, 2003 unless sooner terminated in accordance herewith.

11.2            Payment Breach.   Except as otherwise provided herein, Crystal Decisions may terminate this Agreement prior to its expiration in the event OEM fails to cure any breach of an undisputed payment obligation hereunder within ten (10) days after written notice from Crystal Decisions describing the breach.

11.3            Termination Cause. Either party may terminate this Agreement at any time if (a) a receiver is appointed for the other party or its property, (b) the other party makes an assignment for the benefit of its creditors, (c) proceedings are commenced by or for the other party under any bankruptcy, insolvency, or debtor’s relief law, (d) the other party liquidates or dissolves or attempts to do so, (e) the other party assigns or purports to assign this Agreement in breach of its provisions, or (f) the other party commits any other breach of a material obligation hereunder which it fails to cure within thirty (30) days of written notice or which is by its nature incurable.

11.4            Obligations on Termination.   Termination of this Agreement will not relieve either party from fulfilling its obligations which by their terms or nature survive termination.  Upon termination of this Agreement for any reason:  (a) OEM shall immediately cease using and shall deliver to Crystal Decisions, any unused sales literature and other written information and materials supplied by Crystal Decisions pursuant to this Agreement or which contain Crystal Decisions’ Trademarks; (b) OEM shall immediately cease to identify itself as an authorized distributor for Crystal Decisions or otherwise affiliated in any manner with Crystal Decisions; (c) OEM’s right to provide ASP Services using the Crystal Decisions Products will terminate immediately; and (d) Crystal Decisions shall have the option, but not the obligation, in its discretion, to reacquire from OEM all or part of the Crystal Decisions Products and Documentation, including translated versions, which are then held by OEM in inventory and not committed to sales. Crystal Decisions shall exercise such option by written notice to OEM within thirty (30) days after termination.   Crystal Decisions shall pay for such Crystal Decisions Products at the individual unit prices originally paid by OEM in acquiring them from Crystal Decisions.  The sublicenses (including the End User License and the Crystal Decisions shrinkwrap license agreement, as the case may be) granted pursuant to this Agreement shall survive expiration or termination of this Agreement.

12.    MISCELLANEOUS

12.1            Assignment Except as permitted by this Section 12.1, neither Party may assign the Agreement or transfer any rights or obligations under the Agreement without the other Party’s prior written consent, such consent to not be unreasonably withheld. Either Party may, if it is in Compliance with the Agreement and upon prompt written notice to the other Party but without the other Party’s consent, assign all of the assigning Party’s rights and obligations under this Agreement in connection with a merger, reorganization, sale or transfer of substantially ell of the capital stock or assets of the assigning Party or its applicable operating division, provided that the assigning Party’s successor or transferee is not a developer and licensor of software that directly competes with the other Party’s Products. Any assignment or transfer in violation of this Section 12.1 is void.

12.2            Independent Contractors.  The relationship of Crystal Decisions and OEM established by this Agreement is that of independent contractors. This Agreement does not give either party the power to direct and control the day to day activities of the other, constitute the parties as partners, joint venturers, co-owners, principal-agent, or otherwise participants in a joint or common undertaking, or allow either party to create or assume any obligation on behalf of the other party for any purpose whatsoever.

12.3            Entire Agreement.  This Agreement constitutes the entire agreement of the parties and supersedes any prior and contemporaneous oral or written understanding as to the subject matter hereof. Each party acknowledges that it is entering into this Agreement as a result of its own independent investigation and not as a result of any representation of the other party not contained herein.

12.4            Amendments; Waivers. This Agreement may be modified only by a writing signed by the party to be charged. A waiver of any provision or breach is no waiver of any other provision or breach.

12.5            Force Majeure.  Except as otherwise provided in Section 11.2, neither party shall be liable to the other for its failure to perform any of its obligations hereunder during any period in which such performance is delayed by circumstances beyond its reasonable control including, but not limited to earthquake, fire, flood, war, embargo, strike, riot, inability to secure materials and transportation facilities, or the intervention of any governmental authority.

12.6            Import and Export Controls.  OEM shall comply with all applicable laws, including export, re-export and foreign policy controls and restrictions.  OEM shall take all necessary actions and precautions to ensure that its customers do not contravene such laws or regulations.

12.7            Publicity. The terms of this Agreement are confidential. No press release or other like publicity regarding this Agreement may be made without the other party’s prior written approval.

12.8            Notices.  All notices and other communications hereunder shall be given in writing and delivered by a method that provides for proof of delivery. Notices are deemed given on receipt or attempted delivery (if receipt is refused).

12.9            Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of California, U.S.A., without regard to any conflict of laws principles.

12.10  Dispute Resolution.

(a)              Except as otherwise provided below, any controversy or claim arising out of or relating to this Agreement shall be submitted to final and binding arbitration in San Francisco, California, in accordance with the commercial rules of the American Arbitration Association (“AAA”). The arbitration shall be before a single arbitrator, except that in the event the amount in controversy exceeds $100,000 the arbitration shall be before three (3) arbitrators and the decision of any two of them shall be binding.   If not mutually agreed upon, the arbitrator(s) shall be selected according to AAA rules from a list, prepared by the AAA, of persons having expertise in the subject matter. Judgment upon the award may be entered in any court having jurisdiction thereof. This provision is self-executing, and in the event that either party fails to appear at any properly noticed arbitration proceeding, an award may be entered against such party notwithstanding said failure to appear.

(b)             Notwithstanding the foregoing: (1) any claim relating to any of Crystal Decisions’ confidential information, the Trademarks, or other proprietary technology or intellectual property shall not be determined by arbitration, but only by a court located in San Francisco, California to whose jurisdiction the parties hereby consent; (2) any claim relating to OEM’s confidential information, OEM’s trademarks, or other proprietary technology or intellectual property shall not be determined by arbitration, but only by a court located in St. Paul, Minnesota to whose jurisdiction the parties hereby consent; and (3) each party acknowledges that any breach of its obligations under this Agreement with respect to the proprietary rights or confidential information of the other party will cause the other party irreparable harm, and therefore the non-breaching party will be entitled to equitable relief in addition to all other remedies provided by this Agreement or available at law or in equity, in any court of competent jurisdiction.

12.11  Attorney’s Fees.  In the event of any litigation or arbitration hereunder, the arbitrator or court shall award costs and reasonable attorneys’ fees to the prevailing party.

12.12  Severability. The terms of this Agreement are severable.  If any term hereof is held invalid, illegal, or unenforceable for any reason whatsoever, such term shall be enforced to the fullest extent permitted by applicable law, and the validity, legality, and enforceability of the remaining terms shall not in any way be effected or impaired thereby.

OEM has read, understands and agrees to the terms of this Agreement and the undersigned represents that he or she is duly authorized to sign this Agreement.

CRYSTAL DECISIONS, INC.		LAWSON SOFTWARE, INC

By:	/s/ Susan J. Wolfe	By:	/s/ Eric Lopez

Its:	V.P. & General Counsel	Its:	V.P. Product Marketing

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